Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees of Range Resources Corporation of our reports dated February 25, 2019, with respect to the consolidated financial statements of Range Resources Corporation and the effectiveness of internal control over financial reporting of Range Resources Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

August 21, 2019

x

hibit 23.1